EXHIBIT 99.1

     PREMIERWEST BANCORP ANNOUNCES
COMPLETION OF U.S. TREASURY CAPITAL PURCHASE PROGRAM
INVESTMENT

MEDFORD, OR – February 17, 2009 – Jim Ford, President & Chief Executive Officer of PremierWest Bancorp (NASDAQ – PRWT) announced this morning that the U.S. Department of Treasury completed its investment of $41.4 million in PremierWest and received 41,400 shares of PremierWest’s Series B Preferred Stock and warrants to purchase approximately $6.2 million in shares of common stock at a price of $5.98 per share.

Mr. Ford stated, “The decision by the U.S. Treasury to approve PremierWest’s participation in the Capital Purchase Program expands PremierWest Bank’s already strong risk-based capital ratio to an estimated 14 percent from 11.43 percent at December 31, 2008. Regulatory guidelines stipulate that a ‘well capitalized’ institution must have a risk-based capital ratio of no less than 10 percent.”

Ford continued, “The additional capital will be deployed in supporting growth and expansion throughout the regions of Oregon and California in which we serve our customers. The Capital Purchase Program is intended to promote and support confidence in the nation’s banking system and to promote a general resumption of lending. Our goal is to follow the intent of the Program through product innovation, lending to qualified borrowers and by continuing to provide quality service to all customers. We believe this will help promote a positive trend in the economy throughout our service territory.”

ABOUT PREMIERWEST BANCORP
 PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

FORWARD-LOOKING STATEMENTS
 This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our future performance, the impact of the Treasury’s program and our deployment of funds received from Treasury’s investment. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and also include our ability to complete the investment transaction with the U.S. Treasury.